Exhibit 99.1

Full Circle Comments on Trading Halt of

Advanced Cannabis Solutions, Inc.

RYE BROOK, NY, March 27, 2014 – Full Circle Capital Corporation (NASDAQ:FULL) (“Full Circle Capital”), in response to numerous investor inquiries, today issued the following statement on the trading halt of Advanced Cannabis Solutions, Inc., a portfolio holding of Full Circle Capital Corp.

Full Circle Capital Corp. entered into a purchase agreement with Advanced Cannabis Solutions, Inc. to fund $30.0 million of senior secured convertible notes in January 2014. In conjunction with the closing of this agreement, Full Circle Capital purchased for $500,000 warrants to purchase 1.0 million shares of currently unregistered common stock of Advanced Cannabis stock at a $5.50 per share exercise price. To date, these warrants have not been exercised, transferred or sold. Further, none of the senior secured convertible notes have been funded and Full Circle Capital retains the contractual right to fund these notes at its sole and absolute discretion.

About Full Circle Capital

Full Circle Capital Corporation (Nasdaq: FULL) is a Rye Brook, New York based closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle Capital lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by lower middle-market companies that operate in a diverse range of industries. Full Circle Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s website, www.fccapital.com.

Forward-Looking Statements

This press release contains forward-looking statements which relate to future events or Full Circle Capital's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle Capital's filings with the Securities and Exchange Commission. Full Circle Capital undertakes no duty to update any forward-looking statements made herein.

Company Contact:	Investor Relations Contacts:
John Stuart, Chairman & Co-CEO	Stephanie Prince/Jody Burfening
Full Circle Capital Corporation	Lippert/Heilshorn & Associates
914-220-6300	212-838-3777
jstuart@fccapital.com	sprince@lhai.com

###